                                Exhibit 10.2

November 3, 2023

Gautam Ranji
c/o Sphere Entertainment Co.
Two Pennsylvania Plaza
New York, NY 10121

Dear Gautam:
As you know, your employment with Sphere Entertainment Co. (“Sphere”) ceased on November 3, 2023, as a result of your resignation (the “Separation Date”). Although we are not obligated to pay you any severance in connection with the termination of your employment, because we hope to part amicably, we are prepared to provide you with certain Severance Benefits (as defined in Section 2 below) as set forth in this Agreement (the “Agreement”) in consideration of your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement. To receive the Severance Benefits set forth in Section 2 below, you must execute and return this Agreement no later than November 24, 2023. This Agreement shall become automatically null and void unless this Agreement is executed and returned by you in accordance with the preceding sentence.
You acknowledge and agree that the Severance Benefits being provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration. Now, therefore, you and Sphere agree as follows:
1. Termination of Employment/Effect on Benefits
(a) Termination of Employment. Your employment terminated as a result of your resignation as of the Separation Date. Except as otherwise provided herein, as of the Separation Date your employment agreement dated April 20, 2023 (the “Employment Agreement”) shall be terminated and have no further force or effect.
(b) Return of Company Property. You acknowledge and agree that as of the Separation Date, you returned to Sphere all of the Company’s (as defined in Section 3(a) below) property, including, without limitation, Confidential Information (as defined in Annex A to your Employment Agreement), office keys, Company identification cards, access, press and other passes, and all documents, files, drawings, concept sketches, artwork, digital or physical creative work, mood boards, content, reels, equipment, computers, laptops, printers, cell phones, monitors, telephones, smartphones or other personal electronic devices, fax machines, credit cards, computer software, flash drives, discs, account information (including user names and passwords) for all systems, programs, and data storage repositories used by you in connection with your employment, and access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”) and, if requested, will certify that you have retained no copies of any such materials. You acknowledge and agree that other than for Company business prior to the Separation Date:

SPHERE ENTERTAINMENT CO.
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

(i) you have not utilized the Company Property (other than for limited, reasonable personal use in accordance with Company policy) or made or retained any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) you have not accessed, utilized or affected in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein (other than for limited, reasonable personal use in accordance with Company policy).
(c) Health Coverage. Your Company-sponsored medical, dental and/or vision coverage, if any, will cease as of the last day of the month in which the Separation Date occurred. You may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis.
(d) Life, Disability and AD&D Insurance. Your Company-sponsored life, long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage, if any, ceased as of the Separation Date. There is a thirty-one- (31) day grace period after the Separation Date during which you may convert your Company-sponsored life insurance and supplemental AD&D coverage to a private policy. You may continue to receive such coverage by completing the applicable notice of conversion privilege form (if requested by you) and complying with the applicable requirements. This form will be sent to you under separate cover.
(e) Retirement Plans. Any vested benefits that you may have accrued under the Madison Square Garden 401(k) Savings Plan; or any other benefit plan in which you were eligible to participate as a Company employee (the “Plans”), if any, will be payable after the Separation Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. As a result of the termination of your employment on the Separation Date, pursuant to the terms and conditions of the Plans, you forfeited all benefits that were not vested as of the Separation Date. You may obtain additional copies of the summary plan descriptions from the Corporate Benefits Department.
(f) Additional Positions. You hereby resign, effective as of the Separation Date, from all positions you currently hold with any joint ventures, subsidiaries, affiliated and/or related entities of the Company.
2. Severance Benefits
Subject to the terms and conditions contained in this Agreement, if you: (i) execute and return this Agreement by the date set forth above, (ii) have complied with all of the terms, conditions and obligations applicable to you under this Agreement, and (iii) do not revoke this Agreement during the revocation period set forth in Section 7(a) below:
(a) MPIP. You will be entitled to receive a prorated bonus under the Company’s Management Performance Incentive Plan (“MPIP”) (or any successor or replacement plan) with respect to the fiscal year ending June 30, 2024 for the period July 1, 2023 through the Separation Date. Such bonus will be calculated at target with adjustment for Company and business unit performance, but without adjustment for your individual performance. Such bonus will be paid to you in a lump sum, cash payment, subject to withholding taxes and deductions, if and when bonuses are generally paid to other employees who are eligible to participate in the MPIP (or any successor or replacement plan) with respect to such fiscal year. For the avoidance of doubt, if Sphere doesn’t pay bonuses to its active participants under the MPIP (or any successor or replacement plan) with respect to such fiscal year, then you will not be entitled to any bonus with respect to such fiscal year.
(b) LTIP. All of the service conditions on each of your outstanding restricted stock unit awards granted to you shall immediately be eliminated, and you shall continue to be eligible to receive payment and delivery with respect to all such awards if, when, and to the extent that, such payment and delivery would have been made had you remained continuously employed by the Company through such date (which, with respect to awards that are subject to performance criteria that have not yet been satisfied, shall for the avoidance of doubt

SPHERE ENTERTAINMENT CO.
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

be subject to, and after, the applicable performance criteria is certified by the Compensation Committee as having been satisfied).
(c) Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement, all amounts and other benefits due to you hereunder are expressly conditioned on your not, at any time, being in breach of this Agreement.
(d) No Other Severance or Separation Benefits. For purposes of this Agreement, the severance benefits set forth in this Section 2 shall be referred to as the “Severance Benefits.” The Severance Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You agree that no other monies or relief are due to you, other than the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a) below).
3. Release
(a) You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge Sphere, together with its direct and indirect (i) parent companies, (ii) subsidiaries, (iii) affiliates (including, without limitation, Madison Square Garden Entertainment Corp. and its subsidiaries and affiliates as well as Madison Square Garden Sports Corp. and its subsidiaries and affiliates), (iv) joint ventures, (v) partners, and (vi) related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, licensors, suppliers, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims in connection with, arising out of, or relating in any way to your employment by Sphere or the Company, or the termination of your employment. For the avoidance of doubt, you understand and agree that the release described herein includes not only claims presently known to you, but also includes all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the release. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this Agreement, but you nevertheless waive any claims or rights based on different or additional facts. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York City Human Rights Law, the Sarbanes-Oxley Act, each as amended, and any and all other foreign, federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

SPHERE ENTERTAINMENT CO.
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

(b) Notwithstanding the generality of the foregoing, this Agreement does not prevent or prohibit you from filing a claim with, or communicating with, a federal, state or local government agency responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities Exchange Commission (“SEC”), or their applicable state and/or local equivalent. This Agreement also does not prevent you from exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. In addition, nothing in this Agreement, limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA. Further, nothing herein constitutes a release or waiver by you of: (i) any claim or right that may arise after the execution of this Agreement; or (ii) any claim or right you may have under this Agreement. Finally, your rights of indemnification under the Company’s Amended and Restated Certificate of Incorporation, under your Employment Agreement, your indemnification agreement with the Company and under any insurance policy, or under any other resolution of the Board of Directors of the Company shall not be released, diminished or affected by this Agreement or your separation from employment with the Company.
(c)    You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, you are not entitled to and will not seek or accept monetary relief in such civil action, suit or legal proceeding; provided that this Agreement does not limit your right to collect any award for information provided to any government agency.
(d)    You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment which you may have experienced.
4.    Continuing Obligations
The rights and obligations imposed upon you and the Company in Annex A of the Employment Agreement, as set forth therein, shall remain in full force and effect after the Separation Date for the periods stated therein, and are incorporated herein by reference. Notwithstanding the foregoing, Paragraph 2 in Annex A (Non-Compete) is hereby deleted and shall be of no further force or effect. In addition, you are expressly permitted to advise any potential employer or person or entity with whom/which you may enter into a business or other professional relationship that you are subject to the restrictive covenants and other obligations set forth in Annex A of the Employment Agreement.
5.    Confidentiality
You hereby agree to keep the existence and terms of this Agreement confidential (except as provided in Section 3(b)) and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant), provided that you shall be liable for the breach of this confidentiality covenant by any of the foregoing; or as required by law, rule, regulation or judicial process. You agree not to issue any press release or public statement or otherwise disclose any matter arising in connection with this Agreement (other than as provided for herein), unless so issued or disclosed with the prior written consent of the Company. Notwithstanding the foregoing, you are expressly permitted to advise any potential employer or person or entity with whom/which you may enter into a business or other professional relationship that you are subject to the restrictive covenants and other obligations of this Agreement.

SPHERE ENTERTAINMENT CO.
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

6.    Right to Counsel/Voluntary Waiver
The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to do so, (ii) have read this Agreement (including, but not limited to, the “Release” in Section 3(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.
7.    Revocation
(a) Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you execute it. This Agreement will not be binding or enforceable until that seven- (7) day period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Shari Holtzman, SVP Associate General Counsel, at shari.holtzman@msg.com, no later than 5:00 p.m. on the seventh (7th) day after you executed this Agreement. A letter of revocation that is not received by such time on the seventh (7th) day after you have executed the Agreement will be invalid and will not revoke this Agreement.
(b) Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section 7, the eighth (8th) day after the date on which you execute the Agreement shall be the “Effective Date” of the Agreement.
8.    Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation
(a) This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.
(b) You hereby irrevocably submit to the jurisdiction of the New York Supreme Court located in Manhattan and the United States District Court for the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)    You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by Sphere or the Company, and/or the termination of your employment, including, but not limited to, any foreign, federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.
(d) You agree that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.
9.    Additional Provisions
(a) Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 4 or 5 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.

SPHERE ENTERTAINMENT CO.
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

(b) Withholdings. The Company may withhold from any payment due hereunder any taxes or other withholdings that are required to be withheld under any law, rule or regulation.
(c) Indemnification. You hereby agree to indemnify and hold harmless each Releasee, against any and all damages or liabilities (including, without limitation, tax liabilities), expenses and costs that may arise out of or that are in any way related to a breach or failure to perform by you of any of the terms and provisions of this Agreement.
(d) Non-Admission of Liability. The parties agree and acknowledge that the agreement by Sphere described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any foreign, federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.
(e) Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning its subject matter, and supersedes any and all prior agreements, discussions, understandings, promises and expectations. This Agreement may be modified only by a written instrument signed by you and by Sphere.
(f) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of Sphere.
(g) Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) above is held illegal, invalid or unenforceable, Sphere shall be released from any obligations under Section 2.
10.    Code Section 409A
The parties agree that the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) to the extent applicable, and this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In furtherance of the foregoing, Paragraphs 13 through 16 of the Employment Agreement shall remain in full force and effect after the Separation Date and are incorporated herein by reference.
11.    Acknowledgments and Waivers Including Express Waiver Under the ADEA
By executing below, you certify and acknowledge as follows:
(a)    That you have read the terms of this Agreement, and that you understand its terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action in connection with, arising out of, or relating in any way to your employment by Sphere or the Company, or the termination of your employment, up and through the date of your execution of this Agreement, in accordance with Section 3, including any and all claims relating to age discrimination under the ADEA;
(b) That you have executed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory to you and which you acknowledge is in addition to any other benefits to which you are otherwise entitled;

SPHERE ENTERTAINMENT CO.
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

(c) That you have been and are hereby advised in writing to consult with an attorney prior to executing this Agreement, and that you have been given an adequate opportunity to do so;
(d) That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;
(e) That Sphere has provided you with a period of at least twenty-one (21) days within which to consider this Agreement, and that you have executed on the date indicated below after concluding that this Agreement is satisfactory to you;
(f) That if you choose to execute this Agreement before the expiration of the twenty-one- (21) day period, you do so freely, voluntarily and with full knowledge of your rights; and
(g)    That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 7(a) above, and it shall not become effective until the expiration of such seven- (7) day revocation period.
We wish you luck in your future endeavors.
Sincerely yours,

/s/ Cara Mancini
Cara Mancini
Senior Vice President People Practices

Accepted and Agreed to:

/s/ Gautam Ranji
Gautam Ranji
Date: 11/3/2023

SPHERE ENTERTAINMENT CO.
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091